UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2010

Commission File Number: 333-142860

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9375 E. Shea Blvd., Suite 100 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

(602) 235-0355
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 – Other Events.

On January 26, 2010, NACEL Energy Corporation (“NACEL Energy” or the “Company”) announced that it had submitted to American Electric Power Service Corporation (AEPSC), a subsidiary of American Electric Power Company, Inc. (AEP) headquartered in Columbus, Ohio, a comprehensive bid, with input of a tier-one wind turbine manufacturer, for the supply of 20 MW of clean renewable energy, from its Leila Lake wind project located in Donley County, Texas. The bid was submitted by the January 15, 2010 deadline established for projects expected to be on-line on or about December 31, 2011, as provided in the Request for Proposals (RFP) issued on June 1, 2009 for the provision of 1100 MW of new renewable energy to seven utility subsidiaries of AEP, including Southwestern Electric which serves east Texas – the location of NACEL Energy’s Leila Lake project.

AEPSC will evaluate all bids submitted using a multi-step process which evaluates bids for completeness and consistency with content and bid requirements set forth in the RFP and will make an assessment of both price and non-price factors. AEPSC will make its short-list determination by March 1, 2010 from which it will be determined those bid proposals which would then lead to post-bid negotiations. It is expected that all power supplied to AEPSC by a successful bidder will be contracted under a 20 year term power purchase agreement. However, selection for the short-list and post-bid negotiation is no assurance that a definitive power purchase agreement will be executed between the parties. AEPSC may terminate or modify the RFP at any time without liability or obligation to any bidder.

The Company cautions that additional milestones remain to be undertaken and completed prior to project commissioning (operations) at Leila Lakes, anticipated for the third quarter of 2010, or later depending upon future events. Such milestones include, without limitation, completion of  interconnection facilities, obtaining a power purchase agreement and consummating turbine (debt) financing.  In connection with a

A copy of the press release pertaining to the foregoing is attached hereto as an exhibit.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: January 26, 2010	By: /s/ Paul Turner
Paul Turner, Chief Executive Officer